Exhibit 99.1

DIGITAL ANGEL BOARD OF DIRECTORS
RETAINS INVESTMENT BANKING FIRM TO ADVISE ON ALTERNATIVES

SO. ST. PAUL, MN (October 12, 2010) – Digital Angel Corporation (OTCBB: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that its Board of Directors has retained the investment banking firm of AgriCapital Corporation to provide advice on alternative strategies for the Company.

Digital Angel’s Board previously announced its intention to engage a financial advisor to provide an independent valuation of the Company, to evaluate outside expressions of interest in the Company, and to advise the Board on all available strategic alternatives for the Company, including maintaining its independence.

About AgriCapital Corporation
Based in New York City, AgriCapital provides investment banking services to agribusiness companies.  It advises on mergers and acquisitions, restructurings, and financings.  Since its inception in 1983, it has been involved in over 480 assignments on behalf of some 380 companies globally.  AgriCapital’s depth and breadth of experience in all facets of agribusiness, including animal health and traceability, makes it one of the leading firms in this industry.

About Digital Angel
Digital Angel (OTCBB: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel's products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Contact:
KCSA Strategic Communications
Todd Fromer / Rob Fink
212-896-1206
digitalangel@kcsa.com

###